EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-_______) pertaining to the Charming Shoppes, Inc. 2010 Stock Award and Incentive Plan of our reports dated March 30, 2010, with respect to the consolidated financial statements and schedule of Charming Shoppes,  Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended January 30, 2010, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
September 1, 2010